Exhibit 99.1

NEWS RELEASE

Contacts:	Investors and Media:
Russell Communications Group
Bruce Russell
310) 559-4955 x101
brucerussell@ruscom.com

Cyanotech Names William R. Maris as CFO

KAILUA KONA, Hawaii (December xx, 2005) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in producing high-value nutrition and health products from microalgae, has named William R. Maris as Chief Financial Officer and Vice President of Finance and Administration, effective January 1, 2006.

Maris was CFO, Treasurer and Secretary of Market Transport, Ltd., a logistics and transportation provider based in Portland, Oregon. Previously, he was CFO and Vice President, Operations of Wholesome and Hearty Foods (“Garden Burger”), a food products manufacturer in Portland, and CFO and Treasurer of Crown Pacific, Ltd., a forest resources and manufacturing concern in Portland. Earlier, Maris was a division treasurer and financial manager for AMFAC, Inc. in Honolulu, Hawaii. He began his career at Touche Ross and Company becoming senior auditor and audit supervisor.

“Bill’s background in finance and accounting adds strength to our management team,” said Dr. Gerald R. Cysewski, Chairman, President and CEO of Cyanotech. “Additionally, his experience in food products manufacturing and logistics should add value as Cyanotech advances its growth initiatives worldwide.”

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About Cyanotech

Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®–all natural, functional nutrients that enhance human health and nutrition, providing significant antioxidant, anti-inflammatory and immune response benefits. NatuRose® Natural Astaxanthin is a natural pigment source that also promotes animal health and nutrition, primarily in aquaculture. Phycobiliproteins are fluorescent pigments used in medical diagnostic testing and research. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology. Cyanotech products are distributed to nutritional supplement, nutraceutical, cosmeceutical, and animal feed makers and marketers in more than 30 countries worldwide. Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000 certification. Corporate data and product information are available at www.cyanotech.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this news release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to Cyanotech’s largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102 - Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com